Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-150044, No. 333-130678 and No. 333-120329) of Arrhythmia Research Technology, Inc. and in the prospectus constituting part of such registration statements of our report on the Company's consolidated financial statements as of and for the year ended December 31, 2010 dated March 23, 2011, which appears in this Form 10-K.

/s/ CCR LLP
Westborough, Massachusetts
March 23, 2011

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